UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: March 31, 2009
(Date of earliest event reported)

CLEARVIEW ACQUISITIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52107	20-4069588
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1848 Commercial Street
San Diego, California 92113
(Address of principal executive offices, zip code)
(877) 246-4354
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c)

Item 1.01     Entry into a Material Definitive Agreement.

On March 31, 2009, Clearview Acquisitions, Inc. (the “Company”), entered into a Subscription Agreement (the “Subscription Agreement”) with Whalehaven Capital Fund Limited (“Whalehaven”) pursuant to which, among other things, Whalehaven agreed to purchase a convertible promissory note in the principal amount of $300,000 dated as of the same date (the “Note”) and a warrant dated as of the same date (the “Warrant”) to purchase up to 600,000 shares of the Company’s common stock, $.0001 par value per share (“Common Stock”), subject to adjustment, for an aggregate purchase price of $300,000.  The Subscription Agreement also contains representations, warranties and indemnifications by the Company and Whalehaven, as well as registration rights for the Common Stock underlying the Note and the Warrant and a most favored nation provision.

The Note accrues interest at the rate of 9% per annum unless there is an event of default.  Accrued interest and principal is due on the Note’s maturity date, March 20, 2010.  At the option of Whalehaven, the Note is convertible into the Common Stock of the Company at a price of $0.50 per share, subject to adjustment.  Under specific circumstances, the Company can also force the conversion of the Note into its Common Stock.  The amount due under the Note may be accelerated and the interest rate payable may be increased to 15% if: (i) a payment is missed; (ii) the Company breaches a material covenant, representation or warranty in a related agreement; (iii) the Company dissolves, ceases operations or fails to maintain any material assets necessary to conduct its business; (iv) a receiver or trustee is appointed for the Company’s business; (v) any judgment for more than $100,000 is entered into against the Company (with one exception); (vi) bankruptcy is instituted by or against the Company; (vii) the Company is delisted from or fails to comply with the rules of its principal trading market; (viii) the Company fails to pay any obligation in excess of $100,000 for more than twenty days after becoming due; (ix) trading in the Company’s stock is stopped for five or more consecutive trading days by the SEC of the Company’s trading market; (x) the Company fails to deliver Common Stock purchased upon conversion of the Note and a replacement note; (xi) the Company fails to reserve the shares of Common Stock required by the Note and Warrant; (xii) the Company restates its financial statements in certain circumstances; (xiii) the Company effectuates a reverse split of its Common Stock without twenty days prior written notice to Whalehaven; (xiv) there is an event of default under the Subscription Agreement; (xv) a named executive officer of the Company violates securities laws; (xvi) the Company fails to provide notification to Whalehaven of any required event; or (xvii) the Company breaches any other agreement to which Whalehaven is a party.

The Warrant gives Whalehaven the right to purchase up to 600,000 shares of the Company’s Common Stock, subject to adjustment, at the purchase price of $0.75 per share.  The Warrant is exercisable for a period of five years, commencing from the date of issuance.

Immediately after the closing of the transactions contemplated by the Subscription Agreement, the Company had 25,681,094 shares of its common stock issued and outstanding.

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The issuance of the Note and Warrant is being made pursuant to a private placement under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and/or Rule 506 of Regulation D promulgated under the Act, pursuant to the terms of the Subscription Agreement.

The descriptions of the Subscription Agreement, Note and Warrant herein are only summaries and are qualified in their entirety by the full text of such documents, the forms of which are filed as exhibits hereto and are incorporated by reference herein.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02     Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

4.1	Common Stock Purchase Warrant dated March 31, 2009, issued by Clearview Acquisitions, Inc. to Whalehaven Capital Fund Limited.

10.1	Subscription Agreement dated March 31, 2009, between Clearview Acquisitions, Inc. and Whalehaven Capital Fund Limited.

10.2	Convertible Promissory Note dated March 31, 2009, issued by Clearview Acquisitions, Inc. to Whalehaven Capital Fund Limited.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clearview Acquisitions, Inc. By: /s/ Scott Weinbrandt Name: Scott Weinbrandt Title: Chairman & President

Date:  April 3, 2009

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